Exhibit 99.2

Bakers Footwear Group, Inc.
Fourth Quarter and Year-End Results
March 11, 2005

Operator:                      Please stand by, we are about to begin. Good day, ladies and gentlemen, thank you for standing by. Welcome to the Bakers Footwear Group Fourth Quarter and Fiscal 2004 Year-End Conference Call. Today’s call is being recorded. At this time all participants are on listen only mode. Following the presentation we will conduct a question and answer session. Instructions will be provided at that time for you to queue up for questions. I would now like to turn the conference over to Allison Malkin of Integrated Corporate Relations. Please go ahead.

Allison Malkin:              Thank you, good morning. Before we begin I'd like to remind everyone that this conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Bakers Footwear has no duty to update such statements. Actual future events and circumstances could differ from those set forth in this conference call due to various factors. Factors that could cause these conditions not to be satisfied include material changes in capital market conditions, or in Bakers Footwear’s business prospects, results of operation or financial conditions and other risks and uncertainties, including those detailed in the company's filings with the SEC.

                                      With that, I would like to turn the call over to Baker’s Chairman and CEO, Peter Edison.

Peter Edison:                 Thanks, Allison. Good morning everyone and thank you everyone for joining us to discuss our fourth quarter and fiscal 2004 year results. With me today are Michele Bergerac, our President, and Larry Spanley, our CFO. Following my opening remarks Michele will provide an overview of our fourth quarter performance and then Larry will review our financials. Following my closing remarks we will open the call to begin the question and answer session.

                                      Fiscal 2004 marked a productive period for Bakers Footwear Group. We reported increased sales for the year and rapidly improving earnings in the fourth quarter. In addition, we embarked on several key initiatives that proved successful in garnering increased market share. We are excited to report that the strategies implemented along with the resurgence in demand for several of our key footwear categories has enabled us to report strengthened results in the holiday season.

                                      Briefly commenting on the numbers. For the fourth quarter, net sales rose 4.5% to $45.7 million and pre-tax profit was $5.1 million, down from $5.3 million in the fourth quarter last year. For the year, net sales totaled $150.5 million and diluted earnings were per share were $0.28 cents including a $1.2 million one-time tax credit stemming from our conversion to a C corporation at the beginning of the year. Larry will walk you through our full financial results later in the call.

                                      During the year, our priorities were focused on three key initiatives.

                                       First: test and react. Through this process we were effectively able to capitalize on new fashion trends. In fact, our early read on the emerging trends favoring closed casual footwear and open toe casual sandals led to strong gains in these categories in the fourth quarter. Going forward, we believe our company is poised to benefit further from this initiative and their information tells us that there is a resurgence and excitement for junior footwear especially casual footwear, which bodes well for future sales and profits.

                                       Second: new stores. During the year we opened 17 new stores with 9 stores opened in the fourth quarter and we were pleased with the results. Our new stores generated increased productivity and as these stores reached mature sales volumes we expect to improve our comparable stores sales trends, especially in 2005 and 2006.

                                       Third: remodels. We are also pleased with the results for our remodeled stores.     During the year we remodeled 14 stores completing 3 remodels in the fourth quarter. In total, we operated 73 stores under our new format with these locations recording comparable store sales gains of 6.5% for the year. This strong new format performance has continued unabated in 2005 and we remain on track to have more than half of our Bakers store base in our new format by the end of the year 2005. In total, we are delighted by the improving trends in our business and believe that the growing percentage of new and remodeled stores, along with the great merchandise that we are showcasing in our stores this spring and sound financial disciplines will enable us to forward this positive momentum this year.

                                      Before I turn the call over to Michele, I would like to first comment on our announcement that our board approved a change in our fiscal year to the standard retail calendar which closes on the Saturday closest to the end of January. This change in our fiscal year end allows us to better conform to the retail calendar as our financial information will now more effectively align with our business cycle. It will also allow Easter to be in the first quarter every year allowing more consistent comparisons. To facilitate this change we will have a four week transition period ending January 29, 2005. These results reported along with our first quarter Form 10-Q for the period ending April 30, 2005. Therefore, our 2005 fiscal year will begin on January 30, 2005 and will end on January 28, 2006. Now I would like to turn the call over to Michele to provide additional detail on these sales highlights. Michele.

Michele Bergerac:          Thanks, Peter. Good morning, everyone. Our performance in the fourth quarter improved over our disappointing third quarter trend and as Peter mentioned we are encouraged by the excitement in the footwear category for spring. During the quarter, we realized strong demand for closed toe casuals and open toe sandals as well as gains in the boot category with particular strength in fur boots. We were also pleased with the increases achieved in the branded athletic category. While comparable store sales were down 1% for the quarter we experienced improving trends from October to December with positive Comps recorded in the latter part of the quarter.

                                      Average unit retail was up 2% during the quarter with total units sold decreasing 3%. An increase in average unit retail can be attributed to increase sales of fur boots, which have higher retails than other categories. In total, branded sales represented 18.6% of our fourth quarter sales and we believe we are on target to improve that penetration in 2005. Lastly, our internet sales continued strongly with sales rising 88% to $1.4 million dollars for fiscal year 2004.

                                      As we begin 2005, we expect to continue to report improving sales trends, which we attribute to the power of our assortment and our ability to correctly interpret and capitalize on new trends. We are also encouraged by the renewed interest in the junior footwear category. This was clearly evidenced at the recent WSA Tradeshow where we previewed the Back-to-School line.

                                      And now I would like to turn the call over to Larry to highlight our fourth quarter and full year results in more detail.

Larry Spanley:              Thanks, Michele. Before we begin I just want to reiterate that the results discussed on this call have been adjusted to comply with FAS TB number 85-3, which covers lease accounting. These adjustments were detailed in a press release we issued on February 25th. In 2005, we estimate the change in lease accounting to result in an additional cost of somewhere between $0.04 and $0.06 cents per share with the amount reflected in cost of goods sold. For the fourth quarter net sales totaled $45.7 million, representing an increase of

4.5% compared to $43.7 million in last years fourth quarter. The increase in net sales reflected the opening of 17 new stores since last years fourth quarter and a comparable store sales decline of 1%. Gross profits increased by 4.7% to $17.3 million or 37.8% of net sales compared to gross profit of $16.5 million or 37.7% of net sales in the fourth quarter of last year.

                                      Moving to expenses, operating expenses increased to $12.3 million or 26.8% of net sales compared to $10.8 million or 24.7% of net sales in the fourth quarter last year. The increase in operating expenses can be attributed to the acceleration in new store openings since last year. In addition, operating expenses rose due to public company costs. Going forward we anticipate our public company costs will continue to rise as we comply with Sarbanes-Oxley in the implementation of Sarbanes-Oxley. Operating profit was $5 million or 11% of net sales compared $5.7 million or 13% of net sales in last year’s fourth quarter. Our tax rate for the fourth quarter was 37.5%, in last year’s fourth quarter the company did not pay taxes as we operated as an S Corporation. This brought net profit for the fourth quarter to $3.1 million inclusive of the $1.9 million in tax payments or $0.58 cents per diluted share on $5.4 million shares versus $5.2 million in the fourth quarter of 2003 with no taxes reflected in the year’s period, or $2.29 per share on 2.3 million shares.

                                      On a pro-forma basis if we operated as a C Corporation in the fourth quarter of 2003, net profits would have been $3.3 million or $1.42 cents per share on 2.3 million shares outstanding.

                                      Turning to key balance sheet highlights. At year-end cash and marketable securities on the balance sheet increased by $6.1 million to $6.7 million from $600,000 in January 2004. Inventory was on plan and current at $16.8 million as compared to $12.8 million at January 2004. The inventory increase consists of $1.7 million, in 17 new stores opened in 2004, the effect for our implementation of our China direct receiving program which represents $1.9 million with the balance due to increased purchases based on our improving sales in the fourth quarter and anticipated first quarter sales. Working capital increased by $12 million to $11.2 million at January 1, 2005. Also at January 1, 2005, the Company had no outstanding balances on its revolving credit agreement. During fiscal 2004 we repaid our revolving bank line of $4.9 million and we repaid $860,000 in subordinated debt as well as repurchasing stock warrants totaling $850,000.

                                      For fiscal 2004, capital expenditures totaled $10.5 million, capital expenditures which fund our new store openings, remodels, and MIS should be approximately $12.2 million for fiscal 2005. This is somewhat higher than anticipated primarily due to a change in lease accounting that eliminated landlord allowances as a reduction of capital expenditures. Net of $1 million dollars in landlord allowances, our total cash expended for capital improvements should be approximately $11.2 million in fiscal 2005.

                                      Turning to our fiscal 2004 financial results for the period ending January 1, 2005 the Company reported net sales of $150.5 million. Comp store sales for the year rose by 1.9% as compared to fiscal 2003. Gross profit increased to $46.6 million or 31% of net sales, $44.8 million or 30.2% net sales in fiscal 2003. Increased sales and gross profit were more than offset by higher expenses primarily in the area of public company expenses both on-going or one-time, which caused operating profits to decline $1.1 million compared to a $3.5 million in fiscal 2003. Net profit was $1.4 million or $0.28 per diluted share on 5.1 million shares down from $1.6 million or $0.77 on 2.3 million shares. On a pro-forma basis, if we were a C Corporation in fiscal 2003, that profit would have been $1 million or $0.47 per diluted share on 2.3 million shares.

                                      Now we’ll turn the call over to Peter for closing remarks.

Peter Edison:                Thanks, Larry. In conclusion, we believe these strategies implemented in 2004 along with the new initiatives planned for 2005 will allow us to further separate Bakers from our peers, and fuel increases in customer loyalty leading to sustainable growth for our company. Our enthusiasm is based on the positive momentum we see at retail. In fact, our stores look great and our new store and remodel plans remain on track. This is expected to allow us to achieve our goals and objectives in the current year and beyond.

                                      Now, I would like to turn the call over to the Operator to begin the question and answer portion of the conference.

Operator:                      Thank you. Today’s question and answer session will be conducted electronically. If you would like to ask a question please press the star key, followed by the digit 1 on your touchtone telephone, and if you are using a speaker phone, please be sure to use your mute function has been turned off to allow your signal to reach our equipment. Once again if you would like to pose a question, that is star 1. We’ll go to Ronald Bookbinder, of Stern Ag.

Ronald Bookbinder:      Congratulations on a great comeback from a, from Q3. First question, D&A for, for the Q4 and D&A looking at 2005, Larry?

Larry Spanley:               I'm sorry, I didn't understand the question.

Ronald Bookbinder:      Depreciation and amortization for 2005, what should we expect?

Larry Spanley:               In 2005, our depreciation should go up, just give me one second, to run through the numbers. Our depreciation in 2005, we anticipate to be $3.5 million, plus $1.0 million in our admin, so probably about $4.7 to $4.8 million that’s going to compare to about $3.5.

Ronald Bookbinder:       OK. And when the, on the SG&A can you breakout as to how much was from Sarbanes-Oxley and, and other expenses. Did you have any loss on disposal of assets, as you had in previous years?

Larry Spanley:                Yes, we had a loss of $475,000 dollars on disposable fixed assets of this year compared to about $188,000 last year; a lot of that attributable to a store we had on Fulton Street, where we terminated our lease in advance of building a new store.

Ronald Bookbinder:      Was that mainly in Q3?

Larry Spanley:              Yes.

Ronald Bookbinder:      OK. Anything in Q4?

Larry Spanley:              Just a couple of stores that were remodeled, that were reopened. And it wasn't a large number.

Ronald Bookbinder:      OK. And Sarbanes-Oxley, what do think that cost, over...?

Larry Spanley:              I think we only spent $100,000 in 2004 for Sarbanes-Oxley, and that was mainly for the initial stages of determining what the key processes are, the controls are.

Peter Edison:                 I think that going forward we would expect though; that those costs could be somewhere between half a million.

Ronald Bookbinder:      Half a million a year? That's a pretty good, that's a pretty good number.

Peter Edison:                 You’ll have one-time expenses in ‘O5 and then you’ll also have an ongoing cost. The one-time expenses might be at the half a million dollar level. Ongoing there’ll be some expense, hopefully smaller that will be sort of the maintenance level.

Ronald Bookbinder:       You’re doing some partial remodels paint and carpet. How is that going and how are those stores comping?

Peter Edison:                 We do, we don’t, we are not doing as many of those as we used to because we are just having to do the full remodel more often, but when we do those we generally don’t see much of an impact on comp, those are really requirements to keep mediocre stores operating and profitable leases for a few years more that our 10-year deals. So they are just more of a maintenance.

Ronald Bookbinder:       So they are just to keep the store going until the end of the lease?

Peter Edison:                 Yeah, I mean if it’s a decent store where you make a profit but it’s not a good enough mall, you don’t believe in it for the long term, you might renew for three years and agree to do a paint and carpet. And in a mall like that, with a paint and carpet, you don’t normally see a significant comp increase.

Ronald Bookbinder:       OK. You’ve talked about the remodels and that physical changes to the stores, but what sort of technology initiatives are you doing in the stores? Do you have any programs to help control payroll and maybe increase productivity?

Peter Edison:                  Interestingly, we actually do and we have been embarking on a new technology, it’s new for us, not new for the industry called Shopper Track. It’s really a customer count technology that allows you to understand the flow of customers into your stores. What this allows you to do is more accurately project when you need your payroll in the stores and when you don’t. It allows you to do two things. One, you can perhaps turn the payroll costs by not having help in the stores when the traffic isn’t as strong. Secondly, you can plan more help when you do have the traffic so you can help increase your sales. We hope and expect that program will continue to pay benefits in 2005.

Ronald Bookbinder:       What percentage of the stores is Shopper Track in?

Peter Edison:                  Today, it's probably in maybe a quarter of our stores at most, and we hope to move it up out over most of the chain in `05.

Ronald Bookbinder:       And in the quarter, of the stores that have Shopper Track, have you seen improvements in SG&A or gross margins or...?

Peter Edison:                  We've seen improvement in payroll and sales.

Ronald Bookbinder:       Great.

Peter Edison:                  OK.

Ronald Bookbinder:       Just lastly. I heard you have a new prototype. How does that differ from the original design?

Peter Edison:                  It doesn’t differ much; it’s really a sort of a evolution of our existing new format store. The reason we developed a new version is that we already had three leases coming up that were the new format store that had been remodeled over shorter terms, and because everyone loves our store so much, the landlords included that we don’t have to do a major remodel at the time, but we wanted to have sort of a freshening up of the interior fixture package.

Ronald Bookbinder:       So it was more of a maintenance than a...?

Peter Edison:                  No, it’s a nice evolution of the design taking into account sort of the current thinking in designs trends and maybe lightening up the store just a little bit, but keeping the same flavor of the store, keeping the same target customer, keeping the same um, focus of the richness of the materials and just making it fresher and more current with the day than what the other store is.

Ronald Bookbinder:       OK, great. Thank you.

Peter Edison:                  Thanks.

Operator:                        We'll go next to Margaret Whitfield of Ryan Beck.

Margaret Whitfield:        Good morning. I was curious if you could give us some details on the store roll-out for this year, in terms of new openings, how many might be closed, how many you’re planning to remodel and within the new store openings are there going to be any additional Wild Pair stores? That’s my first question.

Peter Edison:                  OK. New store openings. We have 17 stores on the books for opening in the spring of the year and we are currently reviewing our store openings schedule for fall and haven’t made the final determination on that, we are planning on opening at least one or two Wild Pairs this year, that number could go higher.

Margaret Whitfield:        How about the store closings, Peter?

Peter Edison:                  I don't have that - Larry, do you?

Larry Spanley:               We have three, four stores closing in the first half or already closed in January. That's all that's really there right now.

Margaret Whitfield:        And how many remodels might you have?

Peter Edison:                  We are currently planning on 20 remodels, but that number is under review as well.

Margaret Whitfield:        OK. And I wondered directionally with all the new footwear what you see in terms of where your branded business might go and what the trend might be in AUR’s. I know you said they benefited recently from the boot business in Q4.

Peter Edison:                  Michele?

Michele Bergerac:         Margaret, is this question specifically to branded?

Margaret Whitfield:        No, in general.

Michele Bergerac:         OK. In footwear trends? OK, the highlight for fourth quarter of course in terms of volume would have to be the boots. But as we have said earlier, the shift in direction that we saw in the comp gains we started to experience in casual footwear and casual sandals really gave us the information we needed to plan out the first half of 2005. But what we are experiencing right now is significant increases in closed casuals. But more importantly for me because it goes further into the season, is what we call the open sandals, which are really, I beg your pardon, open casuals, really sandals. Sandals that are not flip-flops. Sandals that can carry a $40 bill or $45, so we’re not, you know, we’re not duking it out in the $10 flip-flop business hopefully. So I would say that the biggest thing we’re seeing right now is a significant upward tick in sandals and in that from a fashion perspective, I would put a category wedges. It was at a lot of designer level at a higher grade, but, you know, to our customers it’s very much a junior trend achievement, embracing it very easily. And those shoes, once again, carry a significant higher retail than a flip-flop.

Margaret Whitfield:        OK, that’s very helpful. I wondered, Larry, if you would discuss what you see at this point in the year for trends in gross margins and store operating expenses?

Larry Spanley:               Well, in store operating expenses we’ve challenged our people this year to reduce their payrolls and we’re working on that. The gross margin I anticipate, other than increase in freight I think that we should be fairly static.

Margaret Whitfield:        Even with the higher AURs, as Michele just spoke about?

Larry Spanley:               Yeah, there are some other costs that go up. You know, we’ve got our warehouse out in Union 70 in St. Louis here that seems to be real good to our cost of sales now. I think that we’re probably looking at maybe a, I’m not, I don’t want to give numbers. I think we’re looking at somewhere between a half and 1% gross margin increase.

Margaret Whitfield:        OK. And the tax rate 37.5 is a good number, Larry?

Larry Spanley:               37, 37.5, 38.5, it can vary.

Margaret Whitfield:        OK.

Larry Spanley:               Depending on the state make up?

Michele Bergerac:         Margaret, if I may, I am going to add a category I was negligent to mention, just because it was just a profitable one for us. There is a very strong trend really nationally right now in all the accessory categories and we’re sharing in that success, and we see that as another go forward growth category.

Margaret Whitfield:        What's working in accessories, Michele, and how much was it to your business last year?

Michele Bergerac:         Jewelry and handbags.

Margaret Whitfield:        OK.

Michele Bergerac:         Are the categories that are working, it was, you know, what last year the total for bags and accessories combined was 10%. We see that as a go-forward opportunity we have built and delivered additional fixturing to a number of our stores and by the end of summer we’ll have it in all stores, which gives additional space on the floor to expose the product to the customer, and where we have done that, we’re seeing significant comp increases to last year, and that’s also a good spring.

Margaret Whitfield:        And finally, Peter, I need changes in the competitive environment, I guess with May Federated there are fewer places for the consumer, perhaps to shop go forward?

Peter Edison:                  Yeah. I mean, I think that in general that’s a plus for a retailer like ourselves because more Macy’s Stores in malls that we operate in really is probably only a positive to the fashion customer drawing more of them to those malls. So we see that, from a fashion perspective as most likely being a positive because we generally are in the lower ends of malls that might get hurt by that combination.

Margaret Whitfield:        OK, thank you.

Peter Edison:                 Thanks, Margaret.

Operator:                       We'll go next to David Turner of BB&T.

David Turner:                 Thanks, good morning. I was curious about the new units, the 17 that are on the books this year. Are there any, is that mostly backfill or is that new market?

Peter Edison:                  The 17 that are on the books for this spring, they are mostly backfill. We have very few completely new markets. Last, as a company, there is one new market in a border town in California, but the rest are really just backfill in existing markets. Some great centers, but still, in existing markets.

David Turner:                 Right, and then you said you were reviewing the number of remodels. My guess is that you’re to maybe to raise that higher. Is this a landlord issue or a capital would you or how do you…?

Peter Edison:                  We're just reviewing our plans and haven't decided what do with that number yet.

David Turner:                 Good enough. And the strength in the branded business is that a result of any changes to the mix there, or as in a higher percentage of branded or new brands or if you could just delve into that also.

Michele Bergerac:         Yes, yes and yes. It was really a combination of a few things, I would say in the fourth quarter we benefited, I would, I’ll go in order. First of all, we shared in branded in the fur boot success. We were able to react very quickly with some suppliers and had a significant increase there, so there was a boot pay-off. The second place would be in the shift of fortunes we experienced in casual, branded was able to pick up on that from a number of different people, whether it was a Rocket Dog, or a you know, more junior casual and then on the other side where we do a lot of fashion athletic business with someone like a Guess and then I would say a third place in the fourth quarter was, you know, we haven’t talked at all about dress today, but we do whole lot of dress business more than most of these other things we’re talking about and our branded dress shoes were quite good. For example, Steve Madden.

David Turner:                 And my guess is that the higher branded makes would help with AUR’s, but is there, I mean, is there, how big is the offset on the cost of the good side to the higher dollar value or is there not an offset, do you get, you know, it’s unambiguously positive?

Michele Bergerac:         I'm not sure I understand the question. Are you talking about the margin?

David Turner:                 Yeah. Yeah.

Michele Bergerac:         You know what, I think we feel that the payoff is there in a couple of ways. Some of these brands bring somebody into the store that may have gone somewhere else for the brand. I think that over the last five years, the retail being higher that our proprietary brand has helped us raise our average retail and though as long as we control the margin so that we’re in the positive zone, we’re happy with that.

David Turner:                 Yeah.

Michele Bergerac:         There’s another vendor I would add that was significant – I should have mentioned before – and that would be Puma. We had a very big gain last year, solely in the Wild Pair stores and those shoes are carefully going into selected locations the Bakers this year, and so we see lot of up-side there.

David Turner:                 OK. And then one last question just to beat this AUR issue to death. If you strip, if you strip out the boot business given that that’s, you know, mainly seasonal. We’re coming into a period in the year when boots are arguably less important. Is there like a normal; you know, as you, as the spring products starts to gain traction, are you still seeing increases in AUR’s?

Michele Bergerac:         Yeah. Let me, let me share this and I hope I don’t bore you all to death with details. Over the last couple of years we have had significant increases in dress shoes, significant increases in tailored a small increase in casuals and where the whole leading has been, has been is what was a really very big sandal business before the advent of flip-flops. And so that was offsetting all the good news in the other categories Now that, thank you very much, we’re seeing a little bit of a slow-down in the flip-flops and we’re seeing huge sell-offs in our, you know, $40, $45 spring sandals, because we put those into our Southern stores in fourth quarter. We think that we’re going to get back some of the drain from the last couple of years, so I think that this is sum of the parts so you’re not feeling pressure in dress or closed casual. I think that sum of the parts is going to be up.

Peter Edison:                  OK. And I just want to add that, that last year when it was a weak casual business, you had to have a fair amount of promotion for those shoes if you wanted to liquidate them and if you don’t want to have that level of promotion, that’s an added impetus to average in retail this year.

David Turner:                 Even to comparisons?

Peter Edison:                  Right.

David Turner:                 Thanks.

Operator:                       And once again, that is star, 1 if you'd like to pose a question at this time. We're going to Sam Poser of Mosaic Research.

Sam Poser:                    Good morning.

Peter Edison:                  Morning.

Sam Poser:                     Can you, can you talk again a little more about the trends and as you look in especially towards the in the back-to-school and so on, how do you see the boot business playing out and are you seeing any Western influence going on?

Peter Edison:                  Michele?

Michele Bergerac:         OK. I guess I would say that the first thing we feel today about back-to-school is that we naturally have one. So we’re excited about that – we think that the casual increases we’re experiencing right now and the sell-offs on the inventory we’re experiencing right now give us the information and give us the confidence we need to build the right product for back-to-school. The second thing we feel good about is some of our branded athletic initiatives. One of them, which I spoke of which is Puma, and then I would say to you that we always do a fair sized business in back-to-school in those primarily more junior platform, nothing-new-about-it kind of shoe. We sold Western boots well in the fourth quarter in selected markets. And we believe that we have to have them in the store again early to test them and see how the customer reacts to the category. As an industry, there’s a lot of conversation about Western and I think it’s going to happen again.

Sam Poser:                     And do you think that that leads on to a more, do you think that that will affect a stronger boot business going even past that, because the last time it happened it evolved into some that?

Michele Bergerac:         Not sure yet. Not sure yet, we haven’t seen a slow down in fur yet, so we feel like there’s another opportunity there. We think there’s an opportunity for casual leather boots that we haven’t really chosen to represent the last two years because there wasn’t a trend. I think right now we believe in Western boots, we just don’t know how big it’s going to be because, as I said, this last winter it only sold for us in a few markets.

Sam Poser:                    Gotcha. Larry can you, could you talk about, can you just reiterate the, what your inventory was again please, say that again?

Larry Spanley:               I have a $16.8 million at the end of the year versus $12.8. The difference basically was a $1.7 million in inventory that was in our new stores and were not on our books last year in fiscal 2003. About $1.9 million dollars, which is involved in our receiving program called that we call China

Direct, where we receive the merchandise overseas. That’s a departure from what we did last year. Last year we didn’t recognize the receipt until it came into the United States. And the third thing was that with the business trend improving in the fourth quarter and hopefully and what it looks like in the first quarter, we bought a few more shoes.

Sam Poser:                     OK. And then, I'm sorry, are you, can you, can you talk about, what kind of gross margin are you looking for?

Larry Spanley:                  As I said, between a half and 1% we’d like to have. I wanted to clarify one thing on the gross margin when I mentioned our warehouse we’re starting up at the Union 70 in St. Louis. This is to replace a warehouse that we had; we are replacing a third-party warehouse. So, the cost basically will be, it will be revenue neutral where we anticipate. Yeah, I think our gross margins are sustainable at that half to 1% increase.

Sam Poser:                     And we should be looking at the tax rate?

Larry Spanley:                  Tax rates are going to be between 37.5 and 38.5 It's going to depend on the re-allocations to the states.

Sam Poser:                    OK, and then one last question. You’re, you’re not; it looks as if you’re non, your newer stores performed way above the comp stores in Q 4. Can you quantify that to some degree, Peter?

Peter Edison:                  If, it depends, when you say new stores, let me ask you, do you mean the all new format stores or specifically the 17 new stores that we opened?

Sam Poser:                     The 17, the non comp.

Peter Edison:                  Yeah.

Sam Poser:                     It looks like the 17 new stores.

Peter Edison:                  Yes. The 17 stores performed roughly 20% above the company average.

Sam Poser:                     And how, how should be plan that, or look at that going forward. Is it 20%, 30%?

Peter Edison:                  We don’t expect and we don’t plan on it continuing at that rate we are hopeful that it might, but when we do our pro-forma’s our pro-forma new stores are roughly at 10% above company average at maturity volume, and we still use that as our pro-forma’s especially as you roll out, you know, more and more new stores I think that’s a safer number to use.

Sam Poser:                     OK, great. Thank you very much.

Peter Edison:                  Thank you.

Operator:                       Well, good everyone. We'll go to Ronald Bookbinder of Stern Ag.

Ronald Bookbinder:       Hi. Could you talk about the Easter effect and what sort of impact we should see in Q1?

Peter Edison:                  Well, this year with the new fiscal year, there is no Easter impact in that it is in the first quarter this year and the first quarter last year when you use the new fiscal period. So, I didn’t mean to dodge the question, but that’s the reality this year because we’re changing our fiscal year.

Ronald Bookbinder:       But, but when will we get the restated numbers so we can see what a, what a Q1 share might look like?

Larry Spanley:               Hopefully you should have a 10Q for the first quarter of 2005.

Ronald Bookbinder:       OK. When do you expect to file that?

Larry Spanley:               That will be about mid June.

Ronald Bookbinder:       OK, comps in December. Can you tell us what comps for December were?

Peter Edison:                  We don't get specific but it just, we knew that it improved throughout the quarter. And, you know, we...

Ronald Bookbinder:       Did you say about mid single digits or...?

Peter Edison:                  You know, we're, I know we're up, yes, in that range.

Ronald Bookbinder:       OK.

Peter Edison:                  Lower to mid - lower to mid...

Ronald Bookbinder:       OK. And do you think we'll be able to leverage SG&A in 2005?

Peter Edison:                  Yes, we fully, we would fully expect to leverage SG&A; the only unknown in that respect is the Sarbanes-Oxley one time costs from the any ongoing administrative and selling expenses we would fully expect to leverage that in SG&A with some off-set for Sarbanes-Oxley.

Ronald Bookbinder:       And back to the inventory. Can you talk about the freshness of the inventory? Do you have any aged product?

Peter Edison:                  I think we feel that our inventory is in line on our plan, fresh, and you know fully suited to what we have. I don’t think there’s really any significant issues for us as it relates to inventory.

Ronald Bookbinder:       OK, great. Thank you.

Operator:                       And we'll go next to Margaret Whitfield from Ryan Beck.

Margaret Whitfield:        Hi. I wondered what kind of comp you needed to leverage SG&A to putting aside Sarbanes-Oxley for the moment.

Peter Edison:                  Well, I mean what we have said, and I think continue to say is that we feel we can grow our business by and adding roughly $1 million a year of administrative expense on an ongoing basis, and that, that kind of administrative expense ought to be able to be offset merely by new store growth, and more than offset by the new store growth so that comp grows, you know, above and beyond that.

Margaret Whitfield:        OK. And since we’ve heard from Michele how, you know, the price trends have been fueled by interest in non flip-flops and juniors, could you give some general comment as to how the businesses performed for the first two plus months of this year in terms of how the comps have been. I know you have up against big numbers from last year’s 11.2 in the March quarter. Are you comping positive?

Peter Edison:                  Up against that we are comping positive. It’s an improved trend, up from last year and we’re very pleased with it.

Margaret Whitfield:        Sounds good. Now, how do you get the customers in the store now that you have the new software that you described? Do you have any marketing plans, Peter, to generate traffic?

Peter Edison:                  Michele, you want to talk about the marketing?

Michele Bergerac:         Well, I would say that where we stand the most, you know, the largest percentage of our budget would be at point of sale, which of course for us is the front of the store. Refreshing our window banner campaign, either with a full price or promotional message, refreshing the interior of the store, and then the other thing that we’re utilizing right now was, we’re very happy with the success we’re having, is communicating to our customer base through the Internet. So we are sending regularly scheduled, what we call bursts, and you know, they’re generally in color, there’s generally a fashion message, sometimes there’s a promotional offer and we’re able to grab a lot of gals relatively inexpensively and, you know, I don’t really believe our gals read the newspaper anyway, so we don’t go in that kind of a direction. So I would say that those would be the primary things we’re using right now.

Margaret Whitfield:        How many customers are in your database now and are you actively seeking new e-mail addresses?

Michele Bergerac:         We are experimenting because we’re not, we’re not convinced it’s the right way to go. As we speak, and we can update you more on this later on purchases some e-mail lists, that’s in motion right now so we can’t share with you now cause we don’t have the results yet. We are also working through an in-store collection process to collect more names and the base of our internet database right now is two things.

                                       Number one is customers who have either bought from us, or communicate with us, and the other, which is a very big list, is we’ve a loyalty program in the stores called B Card and when they purchase these cards, one of the pieces of information we ask them for on their application is their e-mail address, and we load those into our database, so we’re generally communicating with our entire B Card database.

Margaret Whitfield:        OK. It finally sounds like the junior market is re- awakened and normally, Peter, am I not correct, if the junior and the contemporary market are never strong at the same time?

Peter Edison:                  I would say that is very rare for us.

Margaret Whitfield:        But is that happening indeed so far for this year?

Peter Edison:                  So far it is, yes.

Margaret Whitfield:        OK, great, thank you.

Operator:                       And at this time there are no further questions in the queue, Mr. Edison, so I'll turn the conference back to you for any additional remarks.

Peter Edison:                  Very good. Thank you very much, everyone. Thank you for attending and participating and we look forward to our conference call at the end first quarter.

Operator:                       And that concludes today's conference call. We thank you for your participation. You may disconnect at this time.